June 2009 Pricing Sheet dated June 22, 2009 relating to Preliminary Pricing Supplement No. 125 dated June 17, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED  INVESTMENTS
Opportunities in Commodities

PLUS Based on the Performance of a Basket Composed of Nine Commodities due December 30, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 22, 2009
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	June 22, 2009
Original issue date:	June 29, 2009 (5 business days after the pricing date)
Maturity date:	December 30, 2010
Aggregate principal amount:	$5,135,000
Basket:	Basket commodities	Bloomberg ticker symbol*	Basket commodity weighting	Initial price
	Gasoline RBOB (“Gasoline”)	XB1	15%	$185.97
	Palm Oil	KO3	12.5%	MYR 2,157.00
	Soybean Meal – CBOT (“Soymeal”)	SM1	12.5%	$377.00
	Soybeans-CBOT (“Soybeans”)	S 1	12.5%	1,151.50¢
	Copper	LOCADY	12.5%	$4,821.00
	Sugar #11 (World) – NYBOT (“Sugar”)	SB1	12.5%	15.07¢
	Corn – CBOT (“Corn”)	C 1	10%	385.25¢
	Gold	GOLDLNPM	7.5%	$919.25
	Cotton No. 2 – NYBOT (“Cotton”)	CT1	5%	50.51¢

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial price has been, and the final price will be, determined based on the prices published by the relevant exchange.

Payment at maturity:
If the basket appreciates:
•    $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•    $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	$1,390 per PLUS (139% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	130%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x basket commodity weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x basket commodity weighting
Commodity price:
Gasoline:  the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the New York Mercantile Exchange of the first nearby month futures contract
Palm Oil:  the official settlement price per ton of deliverable grade palm oil on the Malaysian Derivatives Exchange of the third nearby month futures contract
Soymeal:  the official settlement price per ton of deliverable grade soybean meal on the CBOT of the first nearby month futures contract
Soybeans:  the official settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby month futures contract
Copper: the official cash offer price per ton of Copper Grade A on the London Metal Exchange for the spot market
Sugar: the official settlement price per pound of deliverable grade sugar cane on the NYBOT of the first nearby month futures contract
Corn: the official settlement price per bushel of deliverable grade corn on the CBOT of the first nearby month futures contract
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market
Cotton:  the official settlement price per pound of deliverable grade Cotton No. 2 on the NYBOT of the first nearby month futures contract

Initial price:	The commodity price for the applicable basket commodity on the pricing date. See “Basket—Initial price” above.
Final price:	The commodity price for the applicable basket commodity on the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the China shares
Valuation date:	December 22, 2010, subject to adjustment for market disruption events in respect of the applicable basket component
Interest:	None
CUSIP:	617482FY5
ISIN:	US617482FY52
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$5,135,000	$102,700	$5,032,300
(1)      For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 125 dated June 17, 2009
Prospectus Supplement dated December 23, 2008                                                         Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.